Exhibit 99.1
MARKETAXESS REPORTS THIRD QUARTER 2011 RECORD REVENUES OF $46.6
MILLION, RECORD PRE-TAX INCOME OF $22.3 MILLION AND DILUTED EPS OF $0.34
Third Quarter Financial Highlights*
•	Record revenues of $46.6 million, up 24.5%
•	Record pre-tax income of $22.3 million, up 64.9%
•	Record pre-tax margin of 47.9%, up from 36.1%
•	EBITDA of $24.1 million, up 59.6%
•	Net income of $13.4 million, up 56.1%

*	All comparisons versus third quarter 2010.
NEW YORK, October 26, 2011 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the third quarter ended September 30, 2011.
“We are very pleased to report another record quarter of revenues, pre-tax income and operating margin,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “This represents the 10th consecutive quarter of record results and has been driven by strong U.S. high grade market share gains and continued expense discipline.”
Third Quarter Results
Total revenues for the third quarter of 2011 increased 24.5% to a record $46.6 million, compared to $37.4 million for the third quarter of 2010. Pre-tax income was a record $22.3 million, compared to $13.5 million for the third quarter of 2010, an increase of 64.9%. Pre-tax margin was 47.9%, compared to 36.1% for the third quarter of 2010. Net income totaled $13.4 million, or $0.34 per share on a diluted basis, compared to $8.6 million, or $0.22 per share on a diluted basis, for the third quarter of 2010.
Commission revenue for the third quarter of 2011 totaled $39.8 million on total trading volume of $131.7 billion, compared to $31.2 million in commission revenue on total trading volume of $100.5 billion for the third quarter of 2010. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 11.6%, compared to an estimated 8.3% for the third quarter of 2010.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, increased 9.4% to $3.8 million for the third quarter of 2011, compared to $3.5 million for the third quarter of 2010. Other revenue, which consists of information and user access fees, investment income and other revenue, increased 5.6% to $3.0 million, compared to $2.8 million for the third quarter of 2010.

Total expenses for the third quarter of 2011 increased 1.6% to $24.3 million, compared to $23.9 million for the third quarter of 2010. The increase in expenses during the third quarter of 2011 was primarily due to higher marketing and advertising expense of $0.6 million. During the third quarter of 2011, the Company’s Compensation Committee modified the cash incentive bonus accrual methodology to reflect lower than expected staffing levels and higher than expected operating income. Without the adjustment, employee compensation costs for the quarter would have been approximately $1.9 million higher. For the first nine months of 2011, the total cash bonus provision is approximately 18% higher compared to the first nine months of 2010.
The effective tax rate for the third quarter of 2011 was 39.7%, compared to 36.3% for the third quarter of 2010.
Employee headcount as of September 30, 2011 was 233, compared to 223 as of September 30, 2010.
Dividend
The Company’s board of directors declared a quarterly cash dividend of $0.09 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock, to be paid on November 24, 2011 to stockholders of record as of the close of business on November 10, 2011.
Share Repurchase Program
The Company’s board of directors approved a $35.0 million share repurchase program, which authorizes the Company to repurchase shares of its common stock in the open market or in privately negotiated transactions, at times and prices considered appropriate by the Company.
Balance Sheet Data
As of September 30, 2011, total assets were $339.2 million and included $237.8 million in cash, cash equivalents and securities. Total stockholders’ equity as of September 30, 2011 was $305.8 million.
Guidance for 2011
The Company previously expected that its full year 2011 expenses would be at the high end of the guidance range of $101.0 million to $107.0 million. Due principally to the modification in the incentive bonus accrual methodology and lower than expected staffing levels, the Company now expects full year 2011 expenses to be at the lower end of this range.
The Company now expects its full year 2011 capital spending to be in the range of $7.0 million to $8.0 million.
Non-GAAP Financial Measure
EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.
Webcast and Conference Call Information
Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on October 26, 2011, at 10:00 a.m. Eastern time. To access the conference call, please dial 866-804-6925 (U.S.) or 857-350-1671 (international). The passcode for all callers is 34061897. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 12683250. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 850 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 80 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	($ in thousands, except per share data)
	(unaudited)

Revenues
Commissions
U.S. high-grade	$28,017	$21,537	$81,225	$61,562
Eurobond	4,443	4,075	13,666	14,236
Other	7,362	5,540	21,792	14,121

Total commissions	39,822	31,152	116,683	89,919
Technology products and services	3,779	3,455	10,871	9,870
Information and user access fees	1,831	1,603	5,239	4,959
Investment income	303	301	912	907
Other	829	902	2,259	1,968

Total revenues	46,564	37,413	135,964	107,623

Expenses
Employee compensation and benefits	13,707	14,326	45,079	42,448
Depreciation and amortization	1,799	1,560	4,988	4,798
Technology and communications	2,772	2,543	7,996	7,313
Professional and consulting fees	2,247	2,241	7,784	6,369
Occupancy	721	706	2,195	2,351
Marketing and advertising	1,280	679	3,502	2,066
General and administrative	1,742	1,834	4,553	5,813

Total expenses	24,268	23,889	76,097	71,158

Income before taxes	22,296	13,524	59,867	36,465
Provision for income taxes	8,852	4,913	23,706	13,984

Net income	$13,444	$8,611	$36,161	$22,481

Per Share Data:
Earnings per share:
Basic	$0.36	$0.24	$0.98	$0.61
Diluted	$0.34	$0.22	$0.91	$0.57

Cash dividends declared per common share	$0.09	$0.07	$0.27	$0.21

Weighted-average common shares:
Basic	37,126	32,945	36,798	33,434
Diluted	39,828	38,743	39,539	39,187

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	September 30, 2011	December 31, 2010
	($ in thousands)
	(unaudited)

Assets
Cash and cash equivalents	$157,622	$124,994
Securities available-for-sale	80,200	72,552
Deferred tax assets, net	9,589	19,813
All other assets	91,789	82,162

Total assets	$339,200	$299,521

Liabilities and Stockholders’ Equity
Total liabilities	$33,367	$34,730
Series B Preferred Stock	—	30,315
Total stockholders’ equity	305,833	234,476

Total liabilities and stockholders’ equity	$339,200	$299,521

MarketAxess Holdings Inc.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	($ in thousands)
	(unaudited)

Net income	$13,444	$8,611	$36,161	$22,481

Add back:
Interest expense	14	19	46	60

Provision for income taxes	8,852	4,913	23,706	13,984

Depreciation and amortization	1,799	1,560	4,988	4,798

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$24,109	$15,103	$64,901	$41,323

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	($ in millions)
	(unaudited)

U.S. high-grade — multi dealer [1]
fixed-rate	$79,233	$59,222	$238,577	$173,716
floating-rate	2,761	1,165	9,524	6,352
Eurobond	7,580	10,712	28,891	39,470
Other[1]	42,092	29,351	122,814	78,395

Total	$131,666	$100,450	$399,806	$297,933

	Average Daily Volume
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	($ in millions)
	(unaudited)

U.S. high-grade[1]	$1,281	$944	$1,313	$958
Eurobond	117	165	154	209
Other[1]	658	459	650	417

Total	$2,056	$1,568	$2,116	$1,584

Number of U.S. Trading Days [2]	64	64	189	188
Number of U.K. Trading Days [3]	65	65	188	189

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

3	The number of U.K. trading days is based on the U.K. Bank holiday schedule.